Exhibit 10.3

ANGELO GORDON ENERGY SERVICER, LLC

245 Park Avenue

New York, New York 10167

June 25, 2020

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, Texas 78258

Attention: Steve Harris, Chief Financial Officer

Dear Mr. Harris:

This letter relates to that certain Waiver and Second Amendment to Term Loan Credit Agreement (the “Second Amendment”) dated as of the date of this letter to that Term Loan Credit Agreement dated as of November 13, 2019 among Abraxas Petroleum Corporation (the “Borrower”), the lenders party thereto from time to time, and Angelo Gordon Energy Servicer, LLC (“AGES”), as administrative agent for such Lenders (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms not defined in this letter have the meaning ascribed to them in the Loan Agreement. Section references are to references of the Loan Agreement unless otherwise noted.

In connection with the Second Amendment and to induce the Lenders to enter into the Second Amendment, the Borrower agrees as follows:

1.     Exit Fee. To pay to the Administrative Agent, for the account of the Lenders, an Exit Fee (the “Exit Fee”) equal to $10,000,000, to be shared by the Lenders ratably in accordance with the aggregate amount of principal of the Loans. The Exit Fee shall be due and payable in cash on the earliest to occur of (a) the Maturity Date, (b) the date the Loans are accelerated or otherwise become due in accordance with Section 10.02 or 10.03 and (c) the date the Loans are paid in full in cash.

2.     Warrants.

(a)     To issue, within 30 days of the date hereof (or such longer period of time as the Administrative Agent, in its sole discretion, may permit), to the Administrative Agent, for the account of the Lenders as designated by the Administrative Agent, warrants (the “Warrants”) having an exercise price of $0.01 per common share in an amount equal to 19.9% of the issued and outstanding common equity of the Borrower. The Borrower shall use its reasonable best efforts to obtain approval from NASDAQ for the issuance of the Warrants and, if required by NASDAQ, the Borrower’s shareholders. Any changes to the terms of the Warrants requested or required by NASDAQ in connection with obtaining such approvals shall be subject to the approval of the Administrative Agent acting in its sole discretion. The Warrants shall expire on the earliest to occur of (i) the date that is five (5) years after the date on which the Warrants are granted and (ii) that date that is two (2) years after the first date on which the Obligations have been paid in full in cash. The parties agree that the Warrants shall be accompanied by customary demand and piggyback registration rights, shall contain customary anti-dilution provisions and other protective rights in favor of the Lenders and that they shall cooperate in good faith to structure the warrants in a tax efficient manner for all parties. The terms of the Warrants shall otherwise be satisfactory in form and substance to the Administrative Agent in its sole discretion.

(b)      If the Warrants cannot be issued on terms satisfactory to the Administrative Agent in its sole discretion, the Borrower and the Administrative Agent shall negotiate in good faith an alternative financial arrangement that would afford the Administrative Agent, for the account of the Lenders, an economic benefit equivalent in value to the value of the Warrants that would have been issued pursuant to Section 2(a). If the Borrower and the Administrative Agent are unable to agree on the amount of the alternative financial arrangement, the Administrative Agent may initiate an arbitration proceeding before a nationally recognized investment bank or valuation firm selected by the Administrative Agent in its sole discretion to determine such amount. Costs and expenses of the arbitration proceeding shall be borne by the Borrower.

(c)     The Borrower represents and warrants to AGES that, (a) prior to the effectiveness of this letter, the board of directors of the Borrower and the Borrower have taken all action necessary to render Nevada Revised Statutes 78.411 through 78.444 (Combinations with Interested Stockholders) inapplicable to the transactions contemplated by this letter and (b) the Borrower does not conduct business in the State of Nevada either directly or through an affiliated corporation.

3.     Governance. To use commercially reasonably efforts to take such steps as is reasonably necessary to grant the Lenders, to be exercised at the Lenders’ option, either (a) the right to appoint one member to the Borrower’s Board of Directors or (b) Board observation rights reasonably satisfactory to the Administrative Agent. Once such rights are granted, the Lenders can exercise such option any time after execution of the Second Amendment.

4.     Abraxas Stock. The common stock of Borrower (the “AXAS Stock”) is publicly held and traded. AGES and its representatives will or may have access to “material inside information” in connection with the Second Amendment, the Loan Agreement or otherwise in the course of dealing between the parties pursuant to the Loan Agreement. AGES also acknowledges that it is familiar with the prohibitions against the use or disclosure of material inside information.

5.     Assignment. Neither party may assign any of its rights or delegate any of its obligations (i) under Section 1 or Section 2 hereof other than to an Eligible Assignee or (ii) under Section 3 hereof without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section 5 shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder. This letter agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

6.     Miscellaneous.

The Borrower agrees that, once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances, except as otherwise agreed in writing. All fees payable hereunder shall be paid in immediately available funds, shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter and shall be in addition to reimbursement of AGES’ expenses. The Borrower agrees that AGES may, in its sole discretion, share all or a portion of any of the fees payable pursuant to this letter with any of the Lenders.

It is understood and agreed that this letter shall not constitute or give rise to any obligation to provide any financing. This letter may not be amended or waived except by an instrument in writing signed by each of AGES and the Borrower. This letter shall be governed by, and construed in accordance with, the law of the State of New York. This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this fee letter by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

The Borrower agrees that this letter and its contents are confidential and may not be disclosed except as required by law or judicial process (it being understood that the Borrower may disclose this letter as part of any required filing with the SEC in connection with the Second Amendment and may disclose constituent elements of the letter or the letter itself in future SEC filings as deemed reasonably necessary by Borrower and its counsel). The provisions of this letter shall survive the funding of the Loan Agreement, and shall remain in full force and effect regardless of whether definitive documentation relating to the Loan Agreement shall be executed and delivered.

[Remainder of page intentionally left blank.]